NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2017
BIRMINGHAM, AL – (PRNewswire) – November 6, 2017 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and nine months ended September 30, 2017:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended September 30			Nine Months Ended September 30
	2017	2016	% Change	2017	2016	% Change
Revenues
Gross premiums written*	$245,547	$232,016	5.8%	$683,132	$647,564	5.5%
Net premiums written	$216,706	$205,775	5.3%	$596,584	$573,071	4.1%
Net premiums earned	$192,303	$185,275	3.8%	$555,559	$539,587	3.0%
Net investment income	$23,729	$25,261	(6.1%)	$69,592	$75,284	(7.6%)
Equity in earnings (loss) of unconsolidated subsidiaries	$4,164	$(3,349)	224.3%	$8,489	$(6,607)	228.5%
Net realized investment gains (losses)	$7,749	$15,737	(50.8%)	$18,810	$18,314	2.7%
Other income*	$510	$1,428	(64.3%)	$4,581	$5,963	(23.2%)
Total revenues*	$228,455	$224,352	1.8%	$657,031	$632,541	3.9%
Expenses
Net losses and loss adjustment expenses*	$129,356	$118,082	9.5%	$364,058	$335,936	8.4%
Underwriting, policy acquisition and operating expenses*	$57,111	$55,812	2.3%	$172,106	$166,735	3.2%
Total expenses*	$193,482	$180,838	7.0%	$562,642	$519,851	8.2%
Income tax expense (benefit)	$6,024	$9,680	(37.8%)	$4,467	$16,457	(72.9%)
Net income	$28,949	$33,834	(14.4%)	$89,922	$96,233	(6.6%)
Operating income	$24,263	$24,437	(0.7%)	$79,020	$85,398	(7.5%)
Weighted average number of common shares outstanding
Diluted	53,614	53,456	0.3%	53,586	53,419	0.3%
Earnings per share
Net income per diluted share	$0.54	$0.63	(14.3%)	$1.68	$1.80	(6.7%)
Operating income per diluted share	$0.45	$0.46	(2.2%)	$1.47	$1.60	(8.1%)
*Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 11 of the Notes to Condensed Consolidated Financial Statements in the September 30, 2017 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Current accident year loss ratio	84.1%	79.4%	81.7%	79.8%
Effect of prior accident years’ reserve development	(16.8%)	(15.7%)	(16.2%)	(17.5%)
Net loss ratio	67.3%	63.7%	65.5%	62.3%
Expense ratio	29.7%	30.1%	31.0%	30.9%
Combined ratio	97.0%	93.8%	96.5%	93.2%
Operating ratio	84.7%	80.2%	84.0%	79.2%
Return on equity *	6.3%	6.6%	6.6%	6.4%
* Annualized

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Management Commentary
“ProAssurance continues to achieve solid profitability, driven by our Specialty P&C and Workers’ Compensation segments. Our Lloyd’s segment increased premiums, but was adversely affected by losses stemming from recent hurricanes. We believe the strong flow of new business that we are writing and our strong retention of existing business in a very competitive environment validates our strategic initiatives and provides us with meaningful growth opportunities for the future,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance.
Third Quarter 2017 Highlights

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Gross premiums written increased 5.8% quarter-over-quarter, driven primarily by the timing of certain policy renewals in our Specialty P&C segment and by overall premium gains in our Lloyd’s Syndicate segment. Gross premiums written in our Workers’ Compensation segment were essentially level, reflecting the intense competition in that line of business.

•	Net premiums earned grew in all three operating segments, quarter-over-quarter, and were up 3.8% overall.

•	Our coordinated sales & marketing programs continued to drive additional business opportunities and resulted in $2.9 million of direct premiums written in the quarter.

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Net favorable development was $32.3 million in the quarter, as compared to $29.0 million in the year-ago period. Net favorable development in our Specialty P&C segment was $30.1 million, and our Workers’ Compensation segment experienced net favorable development of $2.3 million.

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The consolidated current accident year net loss ratio was 4.7 points higher quarter-over-quarter, due to losses, somewhat offset by reinstatement premiums, related to Hurricanes Harvey, Irma and Maria in our Lloyd's Syndicate segment. The consolidated underwriting expense ratio decreased 0.4 points over the third quarter of 2016.

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The results of our income from equity investments in unconsolidated subsidiaries were $4.2 million, an increase of $7.5 million from a $3.3 million loss in the third quarter of 2016. However, net investment income declined $1.5 million quarter-over-quarter primarily due to lower earnings in our fixed income portfolio.

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Net realized investment gains were $7.7 million in the third quarter of 2017. This is an $8.0 million decrease from the prior-year quarter because of a reduction in the amount of unrealized gains in our securities trading portfolio.

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Taxes decreased $3.7 million, quarter-over-quarter, primarily due to lower net realized investment gains, and as in prior quarters this year, the effect of our investment in various tax credits and tax exempt income.

Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income to operating income:

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Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Net income	$28,949	$33,834	$89,922	$96,233
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	(7,749)	(15,737)	(18,810)	(18,314)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained*	764	1,189	2,191	1,502
Guaranty fund assessments (recoupments)	(225)	91	(154)	143
Pre-tax effect of exclusions	(7,210)	(14,457)	(16,773)	(16,669)
Tax effect at 35%	2,524	5,060	5,871	5,834
Operating income	$24,263	$24,437	$79,020	$85,398
Per diluted common share
Net income	$0.54	$0.63	$1.68	$1.80
Effect of exclusions	(0.09)	(0.17)	(0.21)	(0.20)
Operating income per diluted common share	$0.45	$0.46	$1.47	$1.60
* Net realized investment gains (losses) on investments related to our SPCs are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense (income). To be consistent with our exclusion of Net realized investment gains (losses) recognized in earnings, we are excluding the portion of Net realized investment gains (losses) that is included in SPC dividend expense (income) during all periods presented.

Capital Management
To date we have not repurchased any shares of our stock this year. As of October 31, 2017, approximately $110 million remains available in our Board-authorized stock repurchase program. Our regular dividend, declared in September 2017 and paid in October 2017, was $0.31 per share. With the payment of that dividend we have returned $1.7 billion to shareholders in the form of regular and special dividends in the ten years the current management team has been in place.

Balance Sheet Highlights (in thousands, except per share data)
	September 30, 2017	December 31, 2016
Total investments	$3,671,838	$3,925,696
Total assets	$4,925,154	$5,065,181
Total liabilities	$3,074,264	$3,266,479
Common shares (par value $0.01)	$628	$627
Retained earnings	$1,864,136	$1,824,088
Treasury shares	$(419,928)	$(419,930)
Shareholders’ equity	$1,850,890	$1,798,702
Book value per share	$34.65	$33.78
Conference Call Information
ProAssurance management will discuss the results and the Company’s strategic direction on a conference call at 10:00 a.m. ET on Tuesday, November 7, 2017. Investors may dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through November 7, 2018 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10113012. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.

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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for eleven straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
SEGMENT RESULTS

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$166,284	$155,838	6.7%	$428,032	$410,201	4.3%
Net premiums written	$143,286	$134,989	6.1%	$367,112	$354,510	3.6%
Net premiums earned	$118,331	$116,199	1.8%	$340,394	$335,080	1.6%
Total revenues	$119,607	$117,211	2.0%	$344,337	$339,101	1.5%

Net losses and loss adjustment expenses	$73,831	$72,311	2.1%	$220,123	$205,787	7.0%
Underwriting, policy acquisition and operating expenses	$27,037	$26,563	1.8%	$79,252	$77,519	2.2%
Segregated portfolio cell dividend expense (income)	$(65)	$94	(169.1%)	$5,026	$94	5,246.8%
Total expenses	$100,803	$98,968	1.9%	$304,401	$283,400	7.4%
Segment operating results	$18,804	$18,243	3.1%	$39,936	$55,701	(28.3%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Current accident year loss ratio	87.8%	88.1%	88.7%	88.3%
Effect of prior accident years’ reserve development	(25.4%)	(25.9%)	(24.0%)	(26.9%)
Net loss ratio	62.4%	62.2%	64.7%	61.4%
Underwriting expense ratio	22.8%	22.9%	23.3%	23.1%
Combined ratio	85.2%	85.1%	88.0%	84.5%
Gross premiums written in our Specialty P&C segment increased $10.4 million as compared to the year-ago-quarter. Physician premiums increased $10.1 million quarter-over-quarter, however a majority of that increase was due the timing of several policy renewals; additionally, our 24-month physician policy premiums increased by $2.7 million due to the normal renewal cycle of those policies. Healthcare facility premiums declined $1.8 million quarter-over-quarter, primarily due to timing differences related to when new business was recorded in 2016. Premiums for extended reporting endorsements (tail coverage) increased $2.6 million because of a one-time event involving a transition in coverage arrangements by insureds covered in a shared-risk arrangement.
New business totaled $11.4 million in the quarter, including $7.0 million of new physician business and $1.9 million of facilities business. This compares to total new business of $10.1 million, new physician business of $6.9 million and facilities business of approximately $900,000 in the third quarter of 2016.

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Premium retention in physician professional liability, the largest line in this segment, was 90% in the quarter, one point higher than in the third quarter of 2016. Renewal pricing on physician business, the largest source of revenue in this segment, increased two points quarter-over-quarter.
The current accident year net loss ratio and underwriting expense ratios were essentially level with 2016’s third quarter, as was the segment’s combined ratio, which was 85.2%.
Net favorable loss development in the third quarter of 2017 was $30.1 million, as compared to $30.0 million in the year-ago quarter. Favorable reserve development continues to be primarily the result of improved loss severity trends for the past decade. While the increase in loss severity has been less than projected in our original pricing and initial reserve estimates, the differences between these original severity estimates and actual results are smaller than in earlier periods.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$59,683	$59,910	(0.4%)	$203,237	$194,420	4.5%
Net premiums written	$54,647	$54,444	0.4%	$184,917	$175,986	5.1%
Net premiums earned	$57,654	$54,498	5.8%	$169,791	$163,974	3.5%
Total revenues	$57,818	$54,584	5.9%	$170,310	$164,670	3.4%

Net losses and loss adjustment expenses	$35,081	$34,472	1.8%	$103,217	$104,160	(0.9%)
Underwriting, policy acquisition and operating expenses	$18,434	$18,331	0.6%	$52,220	$52,494	(0.5%)
Segregated portfolio cell dividend expense (income)*	$1,722	$1,449	18.8%	$5,593	$3,440	62.6%
Total expenses	$55,237	$54,252	1.8%	$161,030	$160,094	0.6%
Segment operating results	$2,581	$332	677.4%	$9,280	$4,576	102.8%
* Represents the underwriting profit (loss) attributable to the alternative market business ceded to the SPCs at Eastern Re, net of our participation.

Workers’ Compensation Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Current accident year loss ratio	64.8%	66.6%	65.3%	65.9%
Effect of prior accident years’ reserve development	(4.0%)	(3.3%)	(4.5%)	(2.4%)
Net loss ratio	60.8%	63.3%	60.8%	63.5%
Underwriting expense ratio	32.0%	33.6%	30.8%	32.0%
Combined ratio	92.8%	96.9%	91.6%	95.5%
The increase in the Workers’ Compensation segment operating results for the third quarter of 2017 was driven by an increase in net premiums earned and a decrease in the net loss ratio and underwriting expense ratio.
Gross premiums written decreased 0.4% as compared to the third quarter of 2016, driven by a decrease in renewal pricing and audit premium, as well as changes in estimated premiums under retrospectively rated policies, partially offset by an increase in new business writings and solid premium retention. We retained the single alternative market program that was available for renewal in the quarter.
New business in the third quarter of 2017 totaled $9.2 million, as compared to $6.8 million from the third quarter of 2016. Audit premiums were approximately $700,000 in the third quarter of 2017, a decrease of approximately $800,000 over the same quarter in 2016.

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Premium retention was 87% for the third quarter of 2017 as compared to 83% for the same period in 2016. Renewal pricing declined 5% quarter-over-quarter, driven by continued competitive pressure across all operating territories.
The decrease in the third quarter of 2017 accident year net loss ratio reflects more favorable trends in claim closing patterns in both of our traditional and alternative lines.
We recognized $2.3 million of net favorable reserve development in the quarter, which included $0.4 million relating to the amortization of purchase accounting fair value adjustments.
The decrease in the 2017 expense ratio primarily reflected the increase in net premiums earned, a 1.1 point reduction in intangible asset amortization and continued effective management of operating expenses, all of which were partially offset by an increase in underwriting acquisition expenses.

Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$20,972	$18,956	10.6%	$56,995	$50,870	12.0%
Net premiums written	$18,773	$16,342	14.9%	$44,555	$42,575	4.7%
Net premiums earned	$16,318	$14,578	11.9%	$45,374	$40,533	11.9%
Net investment income	$412	$351	17.4%	$1,194	$1,004	18.9%
Other gains (losses)	$(1,850)	$784	(336.0%)	$(1,536)	$1,233	(224.6%)
Total revenues	$14,880	$15,713	(5.3%)	$45,032	$42,770	5.3%

Net losses and loss adjustment expenses	$20,444	$11,299	80.9%	$40,718	$25,989	56.7%
Underwriting, policy acquisition and operating expenses	$6,723	$6,251	7.6%	$19,786	$16,660	18.8%
Total expenses	$27,167	$17,550	54.8%	$60,504	$42,649	41.9%
Total income tax expense (benefit)	$61	$1,352	(95.5%)	$(495)	$2,248	(122.0%)
Segment operating results	$(12,348)	$(3,189)	(287.2%)	$(14,977)	$(2,127)	(604.1%)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Current accident year loss ratio	124.6%	58.1%	91.0%	65.0%
Effect of prior accident years’ reserve development	0.7%	19.4%	(1.3%)	(0.9%)
Net loss ratio	125.3%	77.5%	89.7%	64.1%
Underwriting expense ratio	41.2%	42.9%	43.6%	41.1%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are generally reported on a one-quarter lag, except in quarters such as this one, where we believe investors will benefit from knowing of a material event occurring the quarter. Additionally, results associated with investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are, and have been, reported currently for each period.
During the third quarter of 2017, Syndicate 1729 reported preliminary loss estimates in connection with Hurricanes Harvey, Irma and Maria, which affected Texas, several states in the southeastern United States and islands in the Caribbean. Due to the availability and significance of these estimates, we have accelerated our reporting of these storm-related losses into the third quarter of 2017. We estimate our share (58%) of the net pre-tax losses from these storms to be approximately $7.5 million and are net of reinsurance and reinstatement premiums, which are written and earned during the period.

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Primarily as a result of these storm-related losses, the current accident year loss ratio increased by 66.5 points as compared to the third quarter of 2016. The net loss ratio increased 47.8 points as compared to the year-ago quarter primarily due the aforementioned storm losses. Excluding the storm-related effect on the segment, we expect current loss trends to continue as the Syndicate writes new business and the existing book matures, which will continue to result in quarter-to-quarter fluctuations in the Syndicate’s loss ratios.
Gross premiums written were $21.0 million, a $2.0 million increase compared to the prior-year quarter, primarily due to new business written and volume increases on renewal business. In addition, the increase reflected the effect of reinstatement premiums which represent additional premiums payable to the Syndicate to restore coverage limits that have been exhausted as a result of reinsured storm-related losses under certain excess of loss reinsurance treaties.
These same factors also were the primary reason for the $2.4 million increase in net premiums written.
Underwriting and operating expenses increased by approximately $500,000 quarter-over-quarter, as the Syndicate’s operations continued to mature. Given the moderation in expense growth and earned premiums resulting from storm-related reinstatement premiums, the underwriting expense ratio declined by 1.7 points as compared to the prior-year quarter.
The maximum underwriting capacity of Syndicate 1729 is now approximately $134.0 million, thus our allocated capacity is 58%, or approximately $77.2 million (both based on exchange rates at September 30, 2017), which we support with a capital commitment of $99.2 million.

Corporate Segment ($ in thousands)
	Three Months Ended September 30			Nine Months Ended September 30
	2017	2016	% Change	2017	2016	% Change
Net investment income	$23,317	$24,910	(6.4%)	$68,398	$74,280	(7.9%)
Equity in earnings (loss) of unconsolidated subsidiaries	$4,164	$(3,349)	224.3%	$8,489	$(6,607)	228.5%
Net realized investment gains (losses)	$7,718	$15,687	(50.8%)	$18,705	$18,255	2.5%
Total revenues	$36,222	$37,263	(2.8%)	$97,566	$86,686	12.6%
Operating expenses	$4,989	$5,086	(1.9%)	$21,062	$20,748	1.5%
Segregated portfolio cell dividend expense (income)*	$1,234	$1,653	(25.3%)	$3,457	$2,361	46.4%
Interest expense	$4,124	$3,748	10.0%	$12,402	$11,285	9.9%
Income tax expense (benefit)	$5,963	$8,328	(28.4%)	$4,962	$14,209	(65.1%)
Segment operating results	$19,912	$18,448	7.9%	$55,683	$38,083	46.2%
* Represents the investment results attributable to the SPCs at Eastern Re, net of our participation.
The quarter-over-quarter increase in operating results in our Corporate segment were primarily driven by a $7.5 million quarter-over-quarter increase in earnings from unconsolidated subsidiaries due to higher reported earnings from our investments in LPs/LLCs and the effect of a smaller increase in the estimate of partnership operating losses related to our tax credit partnerships in the 2017 three-month period as compared to the same period of 2016. These increases were largely offset by an $8.0 million decrease in net realized investment gains, primarily due to mark-to-market adjustments.
Net investment income was lower, quarter-over-quarter, reflecting lower earnings from our fixed income portfolio, which has declined in recent years, primarily due to capital management activity since 2007. Returns from our fixed-income investments also have been affected by the prolonged low-interest rate environment.

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Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
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the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

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consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's of London market and our participation in Syndicate 1729 include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and

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NEWS RELEASE CONTINUES

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Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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